Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-71266 and 333-137021) of Kraft Foods Inc. of our report dated June 12, 2009 relating to the Statement of Net Assets Available for Benefits at December 31, 2008 of the Kraft Foods Global, Inc. Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 18, 2010